Exhibit 4.4

CONFIDENTIAL

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated as of November 30, 2016 (the “First Supplemental Indenture”), among Zim Integrated Shipping Services Ltd. (the “Issuer”), incorporated as a limited company organized under the laws of Israel, Zim Integrated Shipping Services Ltd. (the “Paying Agent and Registrar”), incorporated as a limited company organized under the laws of Israel, and Hermetic Trust (1975) Ltd., as indenture trustee (the “Trustee”), to the existing indenture, dated as of July 16, 2014 (the “Existing Indenture”), among the Issuer, the Paying Agent and Registrar and the Trustee, (the Existing Indenture as amended by this First Supplemental Indenture, the “Indenture”).

WITNESSETH:

WHEREAS, pursuant to Article 9 of the Existing Indenture, Section 10 of the Series 1 Notes and Section 11 of the Series 2 Notes, the Existing Indenture may be amended with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes; and

WHEREAS, the Issuer has obtained consent to amend the Existing Indenture to allow the Issuer to grant Liens over certain receivables, rights and assets relating to receivables to secure Debt created or extended pursuant to certain payment deferrals and cash relief provided to the Issuer by its creditors by amending the definition of Permitted Lien accordingly, and to make the other amendments to the Existing Indenture set forth herein from the Holders of at least a majority in aggregate principal amount of the outstanding Notes; and

WHEREAS, accordingly, this First Supplemental Indenture and the amendments set forth herein are authorized pursuant to Article 9 of the Existing Indenture, Section 10 of the Series 1 Notes and Section 11 of the Series 2 Notes; and

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions.

For all purposes of this First Supplemental Indenture, except as otherwise expressly provided herein, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Existing Indenture.

CONFIDENTIAL

ARTICLE 2

AMENDMENTS

SECTION 2.01. Amendments to Section 1.01 (Definitions) of the Existing Indenture.

Effective upon the Effective Date (as defined in Section 3.05 of this First Supplemental Indenture), the definition of “Permitted Lien” in Section 1.01 is hereby amended by adding a new paragraph 33 as follows:

(33)	"Liens over any receivables of the Issuer or any Restricted Subsidiary or (following a sale of any such receivables to a special purpose entity to facilitate a receivables financing arrangement) over any rights, interests or entitlements of the Issuer or any Restricted Subsidiary relating to any such receivables or any collections in respect of them or dedicated account into which collections are received or any insurance arrangements or insurance proceeds in respect of them (including in connection with the purchase price paid or payable to the Issuer or any Restricted Subsidiary or any loan or advance to fund the purchase price in respect of any such receivables) or any related rights of the Issuer or any Restricted Subsidiary in respect of the sale proceeds of any such receivables or security or rights of the Issuer or any Restricted Subsidiary in relation to them, in each case to secure repayment of any amount of principal, capital, charter or lease payments deferred and any interest accrued in respect of any such deferred amount (or any cash advanced in connection with, in lieu of, or as part of any deferral arrangement) together with any fees, costs and expenses (including enforcement expenses) incurred in connection with the taking, holding, management, monitoring or enforcement of any such Liens.”

ARTICLE 3

MISCELLANEOUS PROVISIONS

SECTION 3.01. Ratification and Incorporation of Existing Indenture.

As amended hereby, the Existing Indenture is in all respects ratified and confirmed, and the Existing Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 3.02. Executed in Counterparts.

This First Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this First Supplemental Indenture by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.

SECTION 3.03. Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 3.04. Waiver of Jury Trial.

EACH OF THE ISSUER, PAYING AGENT AND REGISTRAR, THE HOLDERS AND TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE EXISTING INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 3.05. Effectiveness.

This First Supplemental Indenture shall come into full force and effect on the date the Issuer, the Paying Agent and Registrar and the Trustee have executed and delivered this First Supplemental Indenture (the “Effective Date”).

SECTION 3.06. Concerning the Trustee.

The Trustee shall not be responsible in any manner whatsoever for, or in respect of, the validity or sufficiency of this First Supplemental Indenture, nor shall the Trustee be responsible in any manner whatsoever for, or in respect of, the recitals contained herein, all of which are made solely by the Issuer. The terms set out in Section 7.01(b) to (and including) Section 7.05 of Article 7 (Trustee) of the Existing Indenture shall apply in respect of this First Supplemental Indenture mutatis mutandis (as if all references therein to the Indenture shall include this First Supplemental Indenture).

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first above written.

ZIM INTEGRATED SHIPPING SERVICES LTD, as Issuer

By:	/s / Yaki Mendel
	Name:	Yaki Mendel,
	Title:	Adv. (Accountant) General Counsel & Company Secretary Zim Integrated Shipping Services Ltd.

By:	/s/ Guy Eldar
	Name:	Guy Eldar
	Title:	Chief Financial Officer

ZIM INTEGRATED SHIPPING SERVICES LTD., as Paying Agent and Registrar

By:	/s/ Yaki Mendel
	Name:	Yaki Mendel,
	Title:	Adv. (Accountant) General Counsel & Company Secretary Zim Integrated Shipping Services Ltd.

By:	/s/ Guy Eldar
	Name:	Guy Eldar
	Title:	Chief Financial Officer

HERMETIC TRUST (1975) LTD., as Trustee
HERMETIC TRUST (1975) LTD.

By:	/s/ Meirav Offer-Oren
Name: Meirav Offer-Oren
Title: Co-CEO

[Signature Page to First Supplemental Indenture]